Exhibit 99.1

Company Contact: Marie-Charlotte Patterson AXS-One Inc. 201.372.6243 mpatterson@axsone.com	Media Contact: Digs Majumder Neale-May & Partners 212.213.5400 x 206 digs@nealemay.com

For Immediate Release

AXS-ONE ADDS INFORMATION TECHNOLOGY, MANAGEMENT VETERAN
HARRY COPPERMAN TO BOARD OF DIRECTORS

RUTHERFORD, N.J., Sept. 26, 2005 – AXS-One Inc. (AMEX: AXO), a leading provider of high-performance records compliance management software solutions, today announced that Harold D. (Harry) Copperman, currently President and CEO of HDC Ventures, has joined the AXS-One Board of Directors. With more than 35 years in general management, sales, marketing, operations and product development in information technology, Mr. Copperman brings a wealth of industry experience and expertise to the company. He replaces William E. Vogel, who passed away earlier this month.

Prior to HDC Ventures, a management and investment group focusing on enterprise systems, software and services, Mr. Copperman served as Senior Vice President and Group Executive at the Digital Equipment Corp., where he managed the company's six product business units and worldwide manufacturing and distribution, with 17,000 professionals and generating $7 billion in annual revenue. As a key member of the management turnaround team, he led a series of operational, technology and marketing initiatives that boosted Digital's performance and were among the catalysts for the company's acquisition by Compaq Computer in 1998.

During his career, Mr. Copperman has served as President and CEO of JWP Information Systems, President and COO of Commodore Computers, and Vice President and General Manager at Apple Computers. He also spent 20 years at IBM, where he held a variety of engineering, sales, marketing and executive management positions. In the course of his career, he has served on the Boards of 800 Software and America Online. Mr. Copperman is currently on the board of Epicor Software (NASDAQ: EPIC), a leading provider of enterprise software solutions for the mid market, Avocent (NASDAQ: AVCT), the leading provider of KVM switching and network connectivity solutions for data centers of all sizes, Metastorm Inc, a leading provider of business process automation software and WBT Systems, an emerging leader in e-Learning Management Systems.

"With the passing of Bill Vogel, we lost one of the most distinguished members of our Board of Directors and an invaluable resource for the company. Our prayers and thoughts go out to his family," said Bill Lyons, CEO, AXS-One. "We are privileged to welcome Harry Copperman to our Board of Directors. Harry will bring a unique perspective to AXS-One with his experience in enterprise software sales, distribution and channels. As we add to our roster of distinguished clients with a series of customer wins in the last three months, we look forward to leveraging Harry's software and technology experience to increase our momentum in this RCM market."

About AXS-One Inc.

AXS-One Inc. (AMEX: AXO) is a leading provider of high performance Records Compliance Management solutions. The AXS-One Compliance Platform enables organizations to implement secure, scalable and enforceable policies that address records management for corporate governance, legal discovery and industry regulations such as SEC17a-4, NASD 3010, Sarbanes-Oxley, HIPAA, The

Patriot Act and Gramm-Leach Bliley. AXS-One's award-winning technology has been critically acclaimed as best of class and delivers digital archiving, business process management, electronic document delivery and integrated records disposition and discovery for e-mail, instant messaging, images, SAP and other corporate records. Founded in 1979, and headquartered in Rutherford, NJ, AXS-One has offices worldwide including in the United States, Australia, Singapore, United Kingdom and South Africa. For further information, visit the AXS-One web site at http://www.axsone.com.

AXS-One, the AXS-One logo, "Access Tomorrow Today," AXSPoint, and TransAXS are registered trademarks of, and AXS-One Compliance Platform, AXS-One Retention Manager, "The Records Compliance Management Company," e-Cellerator, AXS Desk, "AXS-One Collaboration FrameWorks," SMART, AXS-Link and Tivity are trademarks of, AXS-One Inc., in the U.S. All other company and product names are trademarks or registered trademarks of their respective companies

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